EXHIBIT 8.1

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000 www.kirkland.com

June 18, 2020

World Omni Auto Receivables LLC
190 Jim Moran Blvd.
Deerfield Beach, FL 33442

Re: U.S. Federal Income Tax Consequences

We are issuing this opinion letter in our capacity as special U.S. federal tax counsel to World Omni Auto Receivables LLC (the “Depositor”) and World Omni Financial Corp. (“World Omni”) in connection with the issuance of Offered Notes (as defined on Exhibit A hereto) by World Omni Auto Receivables Trust 2020-B (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), to be dated as of June 24, 2020, by and between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). Only the Offered Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Issuing Entity intends to issue the Offered Notes on or about June 24, 2020 (the “Issuance Date”). We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have examined:

(i) a copy of the registration statement on Form SF-3 (File No. 333-228112) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on November 1, 2018, as amended by pre-effective Amendment No. 1 on January 18, 2019, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

(ii) a copy of the preliminary prospectus, dated June 10, 2020, relating to the Offered Notes that was filed with the Commission on June 10, 2020, pursuant to Rule 424(h)(1) under the Securities Act, and a copy of the prospectus, dated June 16, 2020, relating to the Offered Notes that was filed with the Commission on June 18, 2020 (the “Prospectus”) pursuant to Rule 424(b)(5) under the Securities Act;

(iii) a copy of the Trust Agreement, dated as of April 28, 2020, and a form of the amended and restated Trust Agreement; to be dated as of the Issuance Date, each by and between the Depositor and BNY Mellon Trust of Delaware, as owner trustee;

(iv) a form of the Sale and Servicing Agreement, to be dated as of the Issuance Date, by and among the Depositor, World Omni, as servicer, and the Issuing Entity;

(v) a form of the Indenture;

(vi) a form of the Receivables Purchase Agreement, to be dated as of the Issuance Date, by and between World Omni and the Depositor;

(vii) a form of the Administration Agreement, to be dated as of the Issuance Date, by and among the Issuing Entity, the Indenture Trustee, the Depositor and World Omni, as administrator;

(viii) a form of the Asset Representations Review Agreement, to be dated as of the Issuance Date, by and among the Issuing Entity, World Omni, as servicer, and Clayton Fixed Income Services LLC, as asset representations reviewer; and

(ix) such other documents as we have deemed necessary for the expression of the opinions contained herein.

The documents described in clauses (iii) through (viii) collectively are referred to herein as the “Transaction Documents.”

We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion letter.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. In rendering such opinion, we have assumed that the Issuing Entity will be operated in accordance with the terms of the Transaction Documents.

Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, to the extent that the discussions presented in the Prospectus under the captions “Summary of Terms—Tax Status” and “Material U.S. Federal Income Tax Consequences” expressly state our opinion, or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Except for the opinion expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinion rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering this opinion letter, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any Offered Notes as described in the Prospectus or to maintain the Issuing Entity as an entity that will not be characterized as an association (or publicly traded partnership), in either case, taxable as a corporation for U.S. federal income tax purposes.

We hereby consent to the filing of this opinion letter on Form 8-K in connection with the sale of the Offered Notes and the reference to our firm in the Prospectus under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

EXHIBIT A

Offered Notes

(i) $169,000,000 aggregate principal amount of the 0.26763% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”);

(ii) $231,800,000 aggregate principal amount of the 0.55% Class A-2a Asset-Backed Notes (the “Class A-2a Notes”);

(iii) $50,000,000 aggregate principal amount of the Class A-2b Floating Rate Asset-Backed Notes (the “Class A-2b Notes”);

(iv) $281,800,000 aggregate principal amount of the 0.63% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”);

(v) $76,830,000 aggregate principal amount of the 0.82% Class A-4 Asset-Backed Notes (the “Class A-4 Notes”); and

(vi) $25,500,000 aggregate principal amount of the 1.22% Class B Asset-Backed Notes (the “Class B Notes”).

The Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes are referred to collectively herein as the “Offered Notes.”